EXHIBIT 5

                                April 5, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

     RE: DEL WEBB CORPORATION 2000 EXECUTIVE LONG TERM INCENTIVE PLAN

Dear Ladies and Gentlemen:

     We have acted as counsel to Del Webb Corporation, a Delaware corporation (the "Company"), in connection with its Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933, relating to the registration of 500,000 shares of its Common Stock, $0.001 par value (the "Shares"), issuable pursuant to the Company's 2000 Executive Long Term Incentive Plan (the "Plan").

     In that connection, we have examined such documents, corporate records, and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company.

     Based on the foregoing, we are of the opinion that:

     1. The Company has been duly organized and is validity existing as a corporation under the laws of the State of Delaware.

     2. The Shares, when issued and sold in accordance with the terms of the Plan, will be validity issued, fully paid, and nonassessable.

     The opinions expressed herein are limited solely to the Delaware General Corporation Law. We express no opinion on the laws of any other jurisdiction or the applicability or effect of any such laws or principles.

     The opinions expressed herein are based upon the law and other matters in effect on the date hereof, and we assume no obligation to review or supplement this opinion should such law be changed by legislative action, judicial decision, or otherwise, or should any facts or other matters upon which we have relied be changed.

     We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                          Very truly yours,

                                          /s/ Snell & Wilmer L.L.P.